Exhibit 10.4

PROMISSORY NOTE

U.S. $200,000.00	January 7, 2009

        FOR VALUE RECEIVED, the undersigned Beacon Enterprise Solutions Group, Inc. (“Borrower”) hereby promises to pay to John Rhodes (“Holder”), the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00), which shall be payable on or before December 31, 2009 (“Due Date”) along with interest at the rate of 12% pre annum.

        In the event of default, the Holder may declare the full amount due and payable immediately and any unpaid balance of this Note shall bear interest at the rate of 15% pre annum from the date of default until paid in full.

        The undersigned:

(a)	Agrees to remain and continue bound for the payment of the principal of and interest on this Note notwithstanding any extension or extensions of the time of payment of said principal or any changes in the amount or amounts to be paid under and by virtue of the obligation to pay provided for in this Note, or any change or changes by way of release or surrender of any collateral, real or personal, held as security for the payment of this Note, and waives all and every kind of notice of such extension or extensions, change or changes.

(b)	Waives presentment, notice of dishonor, protest, notice of protest and diligence in collection, and all exemptions, whether homestead or otherwise, to which it may or thereafter be entitled under the laws of Kentucky or any other state; and

(c)	Agrees, in the event of default, to pay all costs of collecting, securing or attempting to collect or secure this Note, including reasonable attorney’s fees, whether same be collected or secured by suit or otherwise.

        This Note shall be governed by the laws of the Commonwealth of Kentucky, excluding its conflicts of laws and the Borrower consents to venue in the Jefferson County Circuit Court in Louisville, Kentucky.

Borrower:

Beacon Enterprise Solutions Group, Inc.

By:	/s/ Bruce Widener

Bruce Widener Name

CEO Title